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                                                                    Exhibit 99.1
August 25, 1999

              ENDOCARDIAL SOLUTIONS ADOPTS STOCKHOLDER RIGHTS PLAN

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today announced its board of directors has adopted a Stockholder Rights Plan designed to enhance the ability of the company's stockholders to realize the long-term value of their investment.
     "The purpose of the Stockholder Rights Plan is to protect the interest of our stockholders by encouraging potential buyers to negotiate directly with the board," said Jim Bullock, president and CEO. "The plan is intended to increase the likelihood that our stockholders will realize the long-term value of their investment and will receive fair and equal treatment in the event of an attempted takeover of Endocardial Solutions. The plan was not adopted in response to any stock accumulation or other hostile act."
     Under the plan, the board of directors has declared a dividend of one preferred share purchase right for each share of common stock of the company held by stockholders of record as of the close of business on September 15, 1999. The rights will attach to certificates representing the common stock, and no separate certificates will be issued at this time. The rights will expire on September 15, 2009.
     When exercisable each right will entitle Endocardial Solutions stockholders to purchase one-hundredth of a share of a newly created series of preferred stock, at an exercise price of $60. The rights will generally become exercisable after any person or group acquires beneficial ownership of 20% or more of the common stock (25% or more in the case of an acquisition of an existing stockholder of the company that currently owns a 21.5% beneficial interest in the company) or announces a tender or exchange offer that would result in that person or group beneficially owning 20% or more of the common stock (25 % or more in the case of an acquisition by that current stockholder). Stockholders other than such acquiring person or groups would be able to exercise the rights to purchase common stock at a 50% discount from market.
     Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) developed, manufactures and markets the EnSite 3000 -Registered Trademark-System for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart). The integrated system provides a 3D graphical display of the heart's electrical activity. Through a


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distribution agreement with Medtronic, Inc. (www.medtronic.com), the EnSite 3000
-Registered Trademark- System and catheter are available in full market release to electrophysiologists in Europe.

     The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of factors should be considered in conjunction with these forward-looking statements. These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions' Form 10-Q for the quarter ended June 30, 1999, filed with the Securities and Exchange Commission. Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

CONTACTS:
Leota Pearson, VP Finance & CFO, Endocardial Solutions (651) 523-6933
     lpearson@endocardial.com
Perry Ketchum, Ketchum Metz Inc. (612) 479-0145  pketchum@ketchummetz.com